EXHIBIT 99.1
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                               News Release

                                 LANDAUER

                           For Immediate Release

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                   LANDAUER, INC. REPORTS RECORD RESULTS
                      FOR SECOND QUARTER, FIRST HALF

        GROWTH DRIVEN BY INTERNATIONAL SALES, COST IMPROVEMENT PLAN


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-756-9535

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GLENWOOD, ILL.--MAY 1, 2007--LANDAUER, INC. (NYSE:  LDR), a recognized leader in personal and environmental radiation monitoring, today reported its performance set new records for revenue and net income for the three and six months ended March 31, 2007.


SECOND QUARTER 2007 HIGHLIGHTS

   . Revenue reached a record $21.6 million on increased international sales, driven by higher volume in most regions, favorable exchange rates and continued growth of InLight services.

   . Cost improvement plan initiated in early 2006 contributed to an increase in gross profit of $1.4 million, or 10 percent over the prior year.

   . Net income grew 13 percent to $5.9 million, or $0.65 per diluted share.

   . Board approved plan to 1) invest in customer-facing systems, and 2) expand sales and marketing resources, which led to the hiring of a new vice president of sales and marketing.

"By focusing on our three management priorities, Landauer hit new highs while investing in its long-term growth," said Bill Saxelby, president and chief executive officer. "Our priorities are to improve the profitability of the base business, expand global InLight sales, and sharpen our internal focus by pursuing opportunities to enhance our market position and generate
even higher return on capital.   Increases in international revenue and
expanding gross profit margins indicate the progress we are making. During the quarter we also made important operational advances with our new sales and marketing strategies, and are on schedule with our systems initiative."


INTERNATIONAL EXPANSION FUELS REVENUES, EARNINGS FOR QUARTER, SIX MONTHS

Revenues for the second quarter of fiscal 2007 were $21.6 million, a 5 percent increase compared with $20.6 million at this time last year. Domestic revenue rose 1 percent or $220,000 for the quarter, due primarily to higher volume. International revenue increased 22 percent, or $792,000, led by strong InLight service growth, the addition of an Australian venture and the impact of favorable currency translation.


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Cost of sales declined 5 percent from the same quarter last year, benefiting from the profit improvement program initiated in the second quarter of fiscal 2006. As a result, the gross profit margin expanded to 67 percent from 64 percent in the year-ago period. Selling, general and administrative expenses for the second quarter grew 9 percent from the same quarter last year. The increase was primarily driven by spending to re-engineer business processes and to replace the company's information technology systems that support customer relationship management and the order-to-cash cycle. Other factors contributing to the increase included international spending to support growth and higher expenses for salary and benefits. The prior year's quarter included a $600,000 charge relating to the profit improvement plan completed last year.

Net income for the most recent quarter grew 13 percent to $5.9 million, compared with $5.2 million a year ago. Earnings per diluted share for the three months were $0.65 versus $0.58 in 2006.

For the six months ended on March 31, 2007, revenues increased 6 percent to $41.8 million versus $39.3 million at this time last year, also reflecting higher international sales and domestic volume. The gross profit margin improved to 66 percent versus 62 percent for last year's six months. Costs and expenses for the first half of fiscal 2007 increased $366,000 or 1 percent primarily due to the factors discussed above. Year-to-date net income was $10.8 million, up 17 percent from $9.3 million. Earnings per diluted share were $1.18 compared with $1.02 for the same period last year.


FINANCIAL POSITION REMAINS STRONG

Total assets at March 31, 2007, were $94 million, up 8 percent from the prior year, including $19.3 million in working capital and $16.5 million in cash. Landauer was debt free at quarter end. Cash provided by operating activities compared to the prior year increased 10 percent to $10.4 million for the first half of the year.


INVESTING IN LONG-TERM GROWTH

"With the success of last year's cost reduction program, our focus has turned to revenue growth, including the pursuit of new areas with attractive potential," Saxelby explained. "A key decision in the quarter was the board's approval of our investment in sales and marketing resources. This allowed us to begin laying the foundation for our sales and marketing strategies. Our efforts will accelerate with the hiring of Amy Cosler, who is joining us as vice president of sales and marketing.
She brings 15 years of strategic sales and marketing experience, with particular expertise in the medical and radiology markets. Amy's arrival completes the transition of Landauer's senior leadership, which will enable us to pursue our growth strategy."

"In the quarter we selected a software vendor to support the re-engineering of our business processes and help transform our customer-facing systems," Saxelby continued. "The software will make it easier for customers to work with the company and increase our capacity to accommodate new products, services and markets. Our original estimate of the costs involved in this project was $9-10 million, with $2-3 million being expensed this year. Now that the process is underway, we believe expenses will be at the lower end of the range this fiscal year."







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OUTLOOK FOR THE SECOND HALF

"We continue to anticipate revenues for fiscal 2007 will grow by 4-5 percent. Investments in sales and marketing and our information systems initiative will accelerate in the second half. This, combined with the anniversary of our cost improvement program, is likely to make comparisons with last year more difficult. However, expenses were lower in the first half, and systems expenses are expected to be at the low end of the range. As a result, we believe earnings for fiscal 2007 will grow by 4-5 percent - an improvement from our recent guidance of being flat with fiscal 2006," Saxelby concluded. (In fiscal 2006, Landauer reported revenues of $79.0 million, net income of $19.0 million, and diluted earnings per share of $2.09. These results included $1.0 million in after-tax reorganization and management transition charges).

In addition, as part of the information technology initiative, management is evaluating the usefulness of investments made in legacy information systems' hardware and software, which have a net book value of approximately $4.6 million. Although the software vendor has been selected, the company has not completed the evaluation of how the solution will be integrated into its existing infrastructure. Management anticipates that a significant portion of these assets will be subject to accelerated depreciation or impairment once the full implementation plan has been finalized. Management expects to complete this evaluation in the second half of the year. As a result, the impact has not been considered in the earnings guidance.


CONFERENCE CALL DETAILS

Landauer's second quarter conference call for investors is scheduled for Tuesday, May 1, at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 800-936-9754 about 10 minutes before the presentation. To listen to a webcast, please visit the Investors Page on the company's Web site at www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available on the site for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to 1.5 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.













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SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, under the subheads "Investing in Long-term Growth" and "Outlook for the Second Half") constitutes forward-looking statements that are based on certain assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence
(OSL) technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Significant Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2006, and other reports filed by the Company from time to time with the Securities and Exchange Commission.





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                   SUMMARY CONSOLIDATED INCOME STATEMENT
         (unaudited, amounts in thousands, except per share data)



                            Three months ended       Six months ended
                                 March 31,               March 31,
                           --------------------    --------------------
                             2007        2006        2007        2006
                           --------    --------    --------    --------

Net Revenues               $ 21,633    $ 20,621    $ 41,793    $ 39,268

Cost and expenses:
  Cost of sales               7,130       7,486      14,221      14,919
  Selling, general and
    administrative            5,550       5,101      11,319      10,255
                           --------    --------    --------    --------
                             12,680      12,587      25,540      25,174

Operating income              8,953       8,034      16,253      14,094

Other income, net               507         460       1,052         876
                           --------    --------    --------    --------

Income before
  income taxes and
  minority interest           9,460       8,494      17,305      14,970
Income taxes                  3,529       3,203       6,459       5,633
                           --------    --------    --------    --------

Income before
  minority interest           5,931       5,291      10,846       9,337

Minority interest
  therein                        (9)         43          47          82
                           --------    --------    --------    --------

Net income                 $  5,940    $  5,248    $ 10,799    $  9,255
                           ========    ========    ========    ========

Net income per common
 share:
    Basic                  $   0.65    $   0.58    $   1.19    $   1.03
                           ========    ========    ========    ========
    Average shares
      outstanding             9,116       9,021       9,103       9,016
                           ========    ========    ========    ========

    Diluted                $   0.65    $   0.58    $   1.18    $   1.02
                           ========    ========    ========    ========
    Average shares
      outstanding             9,184       9,098       9,180       9,094
                           ========    ========    ========    ========












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                    SUMMARY CONSOLIDATED BALANCE SHEET
                     (unaudited; amounts in thousands)



                                              March 31,   September 30,
                                                2007          2006
                                              ---------   -------------

ASSETS
 Current Assets:
    Cash and cash equivalents                  $ 16,542        $ 15,420
    Receivables, net of reserves                 21,664          20,284
    Other current assets                          7,987           6,273
                                               --------        --------
Total current assets                             46,193          41,977
                                               --------        --------

Net property, plant and equipment                15,995          16,416
Equity in joint venture                           4,102           3,980
Goodwill and other intangible assets,
  net of amortization                            19,403          19,650
Other operating assets,
  net of amortization                             5,989           6,502
Other assets                                      1,082             927
Deferred income taxes                             1,238           1,222
                                               --------        --------
TOTAL ASSETS                                   $ 94,002        $ 90,674
                                               ========        ========


LIABILITIES AND STOCKHOLDERS' INVESTMENT
 Current Liabilities:
    Accounts payable                           $  1,620        $  1,439
    Notes payable                                 --              1,649
    Dividends payable                             4,360           4,092
    Deferred revenue                             13,648          13,761
    Other current liabilities                     7,252           7,488
                                               --------        --------
Total current liabilities                        26,880          28,429
                                               --------        --------

Non-current Liabilities:
    Pension and postretirement liabilities        8,483           8,348
                                               --------        --------
Total non-current liabilities                     8,483           8,348

Minority interest in subsidiary                     159             198
Stockholders' investment                         58,480          53,699
                                               --------        --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT                     $ 94,002        $ 90,674
                                               ========        ========













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